Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Covanta Holding Corporation (formerly Danielson Holding Corporation) Registration Statement on Form S-8 of our report dated February 14, 2005, with respect to the consolidated balance sheets of Quezon Power, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years ended December 31, 2004 included in Covanta Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Sycip Gorres Velayo & Co.

A Member Practice of Ernst & Young Global

Makati City, Philippines
November 30, 2005